EX-99.h.1.iii

AMENDMENT NO. 2

TO SCHEDULE A

DELAWARE GROUP GOVERNMENT FUND

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF SEPTEMBER 30, 2013

Delaware Core Plus Bond Fund		Effective as of April 19, 2001

Delaware Inflation Protected Bond Fund		Effective as of December 1, 2004

Delaware Emerging Markets Debt Fund		Effective as of September 30, 2013

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP GOVERNMENT FUND
for its series set forth in this Schedule A

By:	/s/ Stephen Busch	By:	/s/ Patrick P. Coyne
Name: Stephen Busch		Name: Patrick P. Coyne
Title: Senior Vice President/Operations		Title: President